Exhibit 99.1

Selected Financial Information for the Quarters Ended April 5, 2015 and March 30, 2014, and as of April 5, 2015 and December 31, 2014

The financial information below for the quarter ended April 5, 2015, and as of April 5, 2015 and  December 31, 2014 is preliminary and may change.  Colt Defense LLC (“Colt Defense”) has not yet completed its financial closing procedures for the year ended December 31, 2014.  After completing its financial closing procedures for the year ended December 31, 2014, Colt Defense will need to complete its financial closing procedures with respect to the quarter ended April 5, 2015.  There can be no assurance that final results for the quarter ended April 5, 2015, and as of April 5, 2015 and  December 31, 2014 will not differ from the preliminary financial information included in this Exhibit 99.1, including as a result of annual and quarter end closing procedures and/or audit or review adjustments. The preliminary financial information has been prepared on the basis of currently available information.  It does not include all information that may be required under U.S. GAAP or SEC disclosure rules.  The preliminary financial information for the quarter ended April 5, 2015,and  as of April 5, 2015 and  December 31, 2014 has not been subject to quarter-end or year-end closing procedures, and should not be viewed as a substitute for full interim or annual financial statements prepared in accordance with U.S. GAAP that have been audited or reviewed by Colt Defense’s independent registered public accounting firm. Colt Defense’s independent registered public accounting firm has not audited or reviewed, and does not express an opinion or any other form of assurance with respect to the preliminary financial information for the quarter ended April 5, 2015, as of April 5, 2015 or as of December 31, 2014. The preliminary financial information for the quarter ended April 5, 2015, and as of April 5, 2015 and December 31, 2014 could change materially and is not necessarily indicative of the results to be achieved for the year ended December 31, 2015, the quarter ended April 5, 2015 or any future period. As a result of the foregoing considerations and the other limitations described herein, investors are cautioned not to place undue reliance on the preliminary financial information included in this Exhibit 99.1.

Selected Financial Information of Colt Defense LLC and Subsidiaries (Unaudited, In Thousands):

	For the Quarter Ended
	March 30, 2014	April 5, 2015
		(Preliminary)
Statement of Operations Data:
Net sales	$50,080	$41,511
Cost of sales	40,386	42,376
Gross profit	9,694	(865)

Total operating expenses	10,113	9,465

Net income (loss)	$(7,946)	$(20,753)

Adjusted EBITDA	$3,076	$(6,246)

	As of December 31, 2014	As of April 5, 2015
Balance Sheet Data:	(Preliminary)	(Preliminary)
Restricted cash, current and long-term	$1,344	$5,418
Accounts receivable, net	10,972	15,066
Inventory, net	66,781	53,651
Other current assets	3,492	4,694
Accounts payable	15,707	11,716
Accrued interest	3,376	8,575
Accrued expenses	15,930	15,296
Customer advances and deferred revenue	14,754	13,413

Reconciliation of Net Income (Loss) to Adjusted EBITDA (Preliminary, Unaudited, In Thousands):

Adjusted EBITDA is a non-GAAP financial measure. The term, as the Company defines it, may not be comparable to a similarly titled measure employed by other companies and is not a measure of performance calculated in accordance with GAAP.  The measure should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP, such as operating income or loss and net income or loss.  Management believes Adjusted EBITDA is useful to an investor in evaluating the Company’s financial performance because it gives investors another measure to evaluate and compare the results of the Company’s operations from period to period by removing the impact of the Company’s capital structure (such as net interest expense), asset base (such as depreciation and amortization) and non-recurring or non-operational items (such as severance costs) from the Company’s operating results.  Adjusted EBITDA is used by management as an important measure of the operating performance of the Company and a key metric for making operating decisions because it assists management in comparing the Company’s financial performance on a consistent basis as it removes the impact of the Company’s capital structure, asset base and non-recurring and non-operational items from the Company’s operating results.

	For the Quarter Ended
	March 30, 2014	April 5, 2015
		(Preliminary)
Net income (loss)	$(7,946)	$(20,753)
Income tax (benefit) expense	(86)	100
Depreciation and amortization (i)	2,289	2,324
Interest expense, net	7,684	10,427
Business development costs (ii)	500	—
Severance costs (iii)	145	286
Legal entity restructuring fees (iv)	—	748
Sciens fees and expenses (v)	250	250
Contract obligation expense add back (vi)	311	—
Pre-petition reorganization fees (vii)	—	229
Professional service fees (viii)	—	247
Other income, net (ix)	(71)	(104)
Adjusted EBITDA	$3,076	$(6,246)

(i)                   Includes depreciation and amortization of intangible assets.

(ii)                Includes transaction costs incurred in connection with contemplated merger and acquisition activities.

(iii)             Includes non-recurring severance costs.

(iv)            Includes non-recurring professional fees associated with restructuring of the Colt Defense LLC’s ownership.

(v)               Includes fees and expenses pursuant to the Company’s agreements with Sciens Management and Sciens International.

(vi)            Expenses related to the Company’s contract obligation pursuant to the Company’s machine gun program with the United States government.

(vii)         Includes pre-petition reorganization professional fees.

(viii)      Includes non-recurring professional fees associated with financing related activities.

(ix)            Includes income and/or expenses such as foreign currency exchange gains or losses and other less significant charges not related to on-going operations.

Pension and Postretirement Health Plans

As of December 31, 2004 and December 31, 2013, Colt Defense LLC and its subsidiaries’ unfunded pension benefit obligations were approximately $12.3 million and $1.7 million, respectively.

As of December 31, 2014 and December 31, 2013, Colt Defense LLC and its subsidiaries’ unfunded postretirement health benefit obligations were approximately $26.4 million and $21.1 million, respectively.